Britton & Koontz Capital Corporation

500 Main Street
P O Box 1407
Natchez, MS  39121

601-445-5576
601-445-2488  Fax
http://www.bkbank.com
corporate@bkbank.com



FOR IMMEDIATE RELEASE:         FOR MORE INFORMATION:
May 24, 1999                   W. Page Ogden, President & CEO
for (Nasdaq/Symbol BKBK)       Bazile R. Lanneau, Jr., Vice President & CFO



              BRITTON & KOONTZ DECLARES SEMI-ANNUAL DIVIDEND


	Natchez, Mississippi-- Britton & Koontz Capital Corporation declared a semi-annual dividend of $.30 per share payable June 15, 1999, to shareholders of record as of June 3, 1999.

	Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz First National Bank which operates four full service offices in Natchez. As of March 30, 1999, the Company reported assets of $182.1 million and equity of $19.7 million.
The Company's stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at March 30, 1999, amounted to 1,767,064.